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                                   EXHIBIT 5.1

                                   May 24, 1999


Expert Software, Inc.
802 Douglas Road
Sixth Floor
Coral Gables, Florida 33134-3128

     Re:  Expert Software, Inc. 1997 Stock Option Plan for Officers and
          Employees

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 1,000,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Expert Software, Inc. (the "Company") which may be issued pursuant to awards granted under the Company's 1997 Stock Option Plan for Officers and Employees (the "Plan").

     We have acted as counsel to the Company in connection with the registration of the Shares under the Act. In connection with rendering this opinion, we have examined the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date; a registration statement on Form S-8 under the Act relating to the Shares (the "Registration Statement"); and such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

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Expert Software, Inc.
May 24, 1999
Page 2


     Based upon the foregoing, we are of the opinion that upon the issuance and delivery of, and payment for, the Shares in accordance with the terms of the Registration Statement, the Plan and the option agreements entered into pursuant to the Plan, the Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

     The foregoing opinion assumes that all requisite steps will be taken to comply with the requirements of the Act and applicable requirements of state laws regulating the offer and sale of securities. The foregoing opinion further assumes that the purchase price paid for the Shares is in excess of the par value thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Interests of Named Experts and Counsel" in the Prospectus which is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                /s/ Goodwin, Procter & Hoar LLP
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                                GOODWIN, PROCTER & HOAR LLP